Exhibit 10.29

27 Drydock Avenue

Boston, Massachusetts

(the “Building”)

ELEVENTH AMENDMENT (“ELEVENTH AMENDMENT”)

Execution Date: August 14, 2020

	LANDLORD:	BCP-CG 27 Property LLC, a Delaware limited liability company

	TENANT:	Ginkgo Bioworks, Inc., a Delaware corporation

	EXISTING PREMISES:	A total of 130,204 rentable square feet of the Building, as more specifically set forth in the Lease.

LEASE DATA	DATE OF LEASE:	December 22, 2011

	EXPIRATION DATE:	January 31, 2030, unless the Lease is otherwise terminated or extended as provided in the Lease.

	PREVIOUS LEASE AMENDMENTS:	First Amendment to Lease Agreement dated April , 2012

Second Amendment to Lease dated August 1, 2014

Third Amendment to Lease dated August 15, 2014

Fourth Amendment to Lease dated May 1, 2016

Fifth Amendment to Lease dated May 31, 2016

Sixth Amendment to Lease dated August 5, 2016

Seventh Amendment to Lease dated July 31, 2017

Eighth Amendment to Lease dated March 23, 2018

Ninth Amendment to Lease dated September 6, 2018

Tenth Amendment to Lease dated July 29, 2020

WHEREAS, Tenant and Landlord desire to amend certain provisions of the Lease, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree that the above-referenced lease (the “Lease”) is hereby amended as follows:

1. LOADING DOCKS AND FREIGHT ELEVATORS

A. Commencing as of October 1, 2020, Tenant shall have (i) the exclusive right (“Tenant’s Exclusive Loading Rights”) to use the two (2) loading dock areas shown on Exhibit A, Eleventh Amendment attached hereto (“Tenant’s Exclusive Loading Docks”) and (ii) the exclusive right (“Tenant’s Exclusive Freight Rights”) to use the one (1) mechanical freight elevator shown on Exhibit A, Eleventh Amendment attached hereto (“Tenant’s Exclusive Freight Elevator”). Tenant’s use of Tenant’s Exclusive Loading Docks and Tenant’s Exclusive Freight Elevator shall be subject to Landlord’s reasonable rules and regulations governing such use (as such rules and regulations may be amended by Landlord from time to time upon reasonable advance notice given by Landlord to Tenant).

B. In consideration for the rights granted in Section 1(A) above, Tenant shall pay to Landlord an amount equal to Three Hundred Thousand Dollars ($300,000.00) per year ($25,000.00 per month) commencing as of October 1, 2020 and continuing thereafter for the remaining Term of the Lease (the “Loading/Freight Usage Charge”). Tenant shall remit to Landlord monthly installments of the Loading/Freight Usage Charge in the same manner and at the same time as Tenant’s monthly payments of Basic Rent. In the event that the Premises is at any point hereafter expanded to include an additional 36,000 rentable square feet (such that the Premises includes more than 166,204 rentable square feet in the aggregate), then Tenant shall no longer be obligated to pay the Loading/Freight Usage Charge as of the date when Tenant has commenced paying Basic Rent for all such additional 36,000 rentable square feet

C. Tenant shall be permitted, at Tenant’s sole cost and expense, to erect identification signage containing Tenant’s name and logo and also indicating that Tenant’s Exclusive Freight Elevator and Tenant’s Exclusive Loading Docks are exclusive to Tenant in locations approved by Landlord (i) within the area comprising Tenant’s Exclusive Loading Docks (“Tenant’s Loading Signage”); (ii) adjacent to the doors of Tenant’s Exclusive Freight Elevator on the first (1st) floor of the Building and (iii) inside of Tenant’s Exclusive Freight Elevator (collectively, “Tenant’s Signage”). The location, design, size, materials, proportions, method of installation and color(s) of Tenant’s Signage shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), provided that (a) Tenant’s Signage adjacent to the doors of Tenant’s Exclusive Freight Elevator shall be reasonably visible from a distance of twenty (20) feet and (b) Tenant’s Loading Signage shall be in the form of painting on the ground (not to exceed four (4) feet by eight (8) feet in size) indicating Tenant’s Exclusive Loading Docks are exclusive to Tenant. Such Tenant’s Signage may also include signs located on stanchions proximate to the Tenant’s Exclusive Freight Elevator indicating that Tenant’s Exclusive Freight Elevator is exclusive to Tenant. Landlord shall also program the Tenant’s Exclusive Freight Elevator so that it does not stop on any floor in the Building not occupied by Tenant, and take such other reasonable measures as may be necessary to ensure that the use of Tenant’s Exclusive Freight Elevator and Tenant’s Exclusive

Loading Docks are exclusive to Tenant. Upon the expiration or earlier termination of the Term of the Lease (or, if earlier, the termination of Tenant’s Exclusive Freight Rights and Tenant’s Exclusive Loading Docks), Tenant shall, at Tenant’s cost and expense, remove Tenant’s Signage and restore all damage to the Building caused by the installation and/or removal of Tenant’s Signage. The installation, replacement, removal and restoration after removal of Tenant’s Signage shall be performed at Tenant’s sole cost and expense in accordance with the provisions of this Lease applicable to alterations.

D. Landlord shall maintain, repair and replace Tenant’s Exclusive Loading Docks and Tenant’s Exclusive Freight Elevator in good repair, order and condition. Tenant shall reimburse Landlord for one hundred percent (100%) of any and all Operating Costs (as defined in Section 4(b)(2) of the Lease) incurred by Landlord in connection with such maintenance, repair or replacement work within thirty (30) days after receipt of an invoice therefor from Landlord. Notwithstanding the foregoing, if any such maintenance, repairs or replacements are necessitated by any damage caused by the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees, or usage by any of the foregoing parties that is materially in excess of or inconsistent with the manner in which Tenant’s Exclusive Loading Docks and/or Tenant’s Exclusive Freight Elevator are designed to be used, then Tenant shall be responsible for paying for one hundred percent (100%) of such costs notwithstanding any Operating Costs exclusion to the contrary set forth in the Lease.

E. In addition to Tenant’s Exclusive Loading Rights and Tenant’s Exclusive Freight Rights, Tenant shall have the non-exclusive right to use, in common with others entitled to such use, the Building’s common freight elevator (“Common Freight Elevator”) and loading dock (“Common Loading Dock”) provided that such use shall be (i) limited during Normal Business Hours (as hereinafter defined) to package deliveries from recognized delivery service providers such as Federal Express, UPS or the United States Postal Service and for no other use or purpose (including, without limitation, construction deliveries) (the “Normal Business Hour Usage Restrictions”), and (ii) subject to Landlord’s reasonable rules and regulations governing such use applicable to all tenants and occupants of the Building (as such rules and regulations may be amended by Landlord from time to time upon notice given by Landlord to Tenant). As used in this Eleventh Amendment, “Normal Business Hours” shall mean 8:00 a.m. through 6:00 p.m. on Mondays through Fridays.

F. Tenant’s Exclusive Freight Rights shall be suspended during any period (a “Common Freight Interruption Period”) when the Common Freight Elevator is not in operation or is otherwise unavailable for the common use of other Building tenants and occupants (including, without limitation, for maintenance, repairs, replacement, inspection and/or restoration), provided that Landlord shall use reasonable diligence to minimize the periods when the Common Freight Elevator is not in operation or is otherwise unavailable for the common use of other Building tenants and occupants, and the Loading/Freight Usage Charge shall be abated during any such Common Freight Interruption Period until such Common Freight Interruption Period ends and Tenant has full exclusive use of Tenant’s Exclusive Freight Elevator. During any such Common Freight Interruption Period, Tenant may continue to use Tenant’s Exclusive Freight Elevator in accordance with the provisions hereof, provided that such usage shall be on a non-exclusive basis in common with others entitled to such use. For the avoidance of doubt, the parties acknowledge that the intent of such Common Freight Interruption

Period is to ensure that all Building tenants and occupants have access to a working freight elevator at all times. In addition, Landlord reserves the right to suspend Tenant’s Exclusive Freight Rights altogether during any period (a “Exclusive Freight Interruption Period”) when Landlord, in its reasonable discretion, determines that Tenant’s Exclusive Freight Elevator must be shut down (including, without limitation, for maintenance, repairs, replacement, inspection and/or restoration), provided that Landlord shall use reasonable diligence to minimize the periods when Tenant’s Exclusive Freight Elevator must be shut down and the Loading/Freight Usage Charge shall be abated during any such Exclusive Freight Interruption Period until such Exclusive Freight Interruption Period ends and Tenant has full exclusive use of Tenant’s Exclusive Freight Elevator. During any such Exclusive Freight Interruption Period, Tenant may continue to use the Common Freight Elevator in accordance with Section 1(E) above, provided that the Normal Business Hour Usage Restrictions shall not apply during such Exclusive Freight Interruption Period.

G. Landlord and Tenant acknowledge that they are currently negotiating an additional amendment to the Lease (the “12th Amendment”), pursuant to which Tenant would be obligated to (i) lease 18,350 rentable square feet located on the westerly side of the fourth (4th) floor of the Building under certain circumstances and (ii) lease 1,899 rentable square feet located on the first (1st) floor of the Building in exchange for Tenant surrendering a portion of the Tenth Expansion Premises containing no less than 1,000 rentable square feet and no more than 1,200 rentable square feet, all as to be more particularly set forth in the 12th Amendment which the parties agree to negotiate in good faith with reasonable diligence. Notwithstanding anything to the contrary contained herein, in the event that the parties do not fully execute the 12th Amendment on terms acceptable to both parties in their respective sole discretion on or before March 31, 2022, then the provisions of this Section 1 (including, without limitation, Tenant’s Exclusive Loading Rights and Tenant’s Exclusive Freight Rights) shall, at Landlord’s option, be void and without any further force or effect.

2. BROKERAGE

Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any real estate broker, finder, or other person other than CBRE and Columbia Group Realty Advisors (collectively, the “Brokers”) with respect to this Eleventh Amendment. Each of Tenant and Landlord hereby indemnifies and hold harmless the other against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any breach of the foregoing representation and warranty made by it. This representation and warranty shall survive the expiration or earlier termination of the Term hereof.

3. CONFLICT

In the event that any of the provisions of the Lease are inconsistent with this Eleventh Amendment or the state of facts contemplated hereby, the provisions of this Eleventh Amendment shall control.

4. RATIFICATION

Except as herein and hereby modified and amended, the Lease shall remain in full force and effect and all of the other terms, provisions, covenants, and conditions thereof are ratified and confirmed.

5. MODIFICATIONS

This Eleventh Amendment may not be modified orally but only by a writing signed by the parties hereto and dated subsequent to the date hereof.

6. GOVERNING LAW

This Eleventh Amendment shall be governed by, and construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law.

7. COUNTERPARTS. This Eleventh Amendment may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8. ENTIRE AGREEMENT; NO AMENDMENT. This Eleventh Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Eleventh Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Eleventh Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Eleventh Amendment, fully understands all of this Eleventh Amendment’s terms and conditions, and executes this Eleventh Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Eleventh Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

9. BINDING EFFECT

This Eleventh Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:

BCP-CG 27 Property LLC,
a Delaware limited liability company

By:	/s/ Matthew Stegall
Name:	Matthew Stegall
Title:	Managing Director

TENANT:

Ginkgo Bioworks, Inc.,
a Delaware corporation

By:	/s/ Barry Canton
Name:	Barry Canton
Title:	Co-Founder, CTO

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